Exhibit 99.1

Hain Celestial Reports Fourth Quarter and Fiscal Year 2023 Financial Results

Results Near High End of Expectations, Company Provides Fiscal 2024 Outlook
Company Announces CFO Transition

BOULDER, Colo, Aug. 24, 2023 — Hain Celestial Group (Nasdaq: HAIN) (“Hain”, “Hain Celestial” or the “Company”), a leading manufacturer of better-for-you brands to inspire healthier living, today reported financial results for the fourth quarter and fiscal year ended June 30, 2023.

“I am pleased to report that our fourth quarter and full-year results were near the high end of our expectations. We made significant progress during the quarter in key areas including a return to growth for both Sensible Portions and Celestial Seasonings bagged tea and an increase in net sales for our international business, despite a slight decline in overall net sales compared to the prior year,” said Wendy P. Davidson, President and Chief Executive Officer.

Davidson continued, “The actions we have taken to enhance our capabilities, organizational design, end-to-end supply chain, and brand building are beginning to drive positive momentum and set a solid foundation as we shape our future for sustainable growth. We are thinking differently about nearly every aspect of our business and are redefining what is possible as a global enterprise and as a leader in the better-for-you space. We are encouraged by these positive indicators as a precursor to our Hain Reimagined Strategy, which we will unveil at our Investor Day on September 13th. It is an exciting time to be at Hain.”

FINANCIAL HIGHLIGHTS*

Summary of Fourth Quarter Results Compared to the Prior Year Period

•Net sales decreased 2.0% compared to the prior year period to $447.8 million.
◦When adjusted for foreign exchange, divestitures and discontinued brands, adjusted net sales decreased 1.5% compared to the prior year period.
•Gross profit margin was 22.5%, a 300-basis point increase from the prior year period.
◦Adjusted gross profit margin was 22.7%, a 325-basis point increase from the prior year period.
•Net loss was $18.7 million compared to net income of $3.0 million in the prior year period.
◦Adjusted net income was $10.0 million compared to $7.6 million in the prior year period.
•Net loss margin was (4.2%), a 490-basis point decrease compared to the prior year period.
◦Adjusted net income margin was 2.2%, a 60-basis point increase compared to the prior year period.
•Adjusted EBITDA on a constant currency basis was $43.5 million compared to $35.4 million in the prior year period; Adjusted EBITDA margin on a constant currency basis was 9.7%, a 200-basis point increase compared to the prior year period.
•Loss per diluted share was $0.21 compared to earnings per diluted share (“EPS”) of $0.03 in the prior year period.
◦Adjusted EPS was $0.11 compared to $0.08 in the prior year period.

Summary of Fiscal Full Year 2023 Results Compared to the Prior Year

•Net sales decreased 5.0% compared to the prior year to $1,796.6 million.
◦When adjusted for foreign exchange, acquisitions, divestitures and discontinued brands, adjusted net sales decreased 2.7% compared to the prior year.

____________________________________________________
* This press release includes certain non-GAAP financial measures, which are intended to supplement, not substitute for, comparable GAAP financial measures. Reconciliations of non-GAAP financial measures to GAAP financial measures and other non-GAAP financial calculations are provided in the tables included in this press release.

•Gross profit margin was 22.1%, a 50-basis point decrease from the prior year.
•Adjusted gross profit margin was 22.1%, a 75-basis point decrease from the prior year.
•Net loss was $116.5 million compared to net income of $77.9 million in the prior year.
◦Net loss for fiscal 2023 included pre-tax non-cash impairment charges of $175.5 million ($131.9 million after-taxes) related to ParmCrisps®, Thinsters® and other intangible assets.
◦Adjusted net income was $44.9 million compared to $95.5 million in the prior year.
•Net loss margin was (6.5%), a 1060-basis point decrease compared to the prior year.
◦Adjusted net income margin was 2.5%, a 255-basis point increase compared to the prior year.
•Adjusted EBITDA on a constant currency basis was $174.2 million compared to $200.6 million in the prior year; Adjusted EBITDA margin on a constant currency basis was 9.3%, a 130-basis point decrease compared to the prior year.
•Loss per diluted share was $1.30 compared to EPS of $0.83 in the prior year.
◦Adjusted EPS was $0.50 compared to $1.02 in the prior year.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS

•Net cash provided by operating activities in the fourth quarter was $40.5 million
•Free cash flow in the fourth quarter was $34.1 million
•Total debt at the end of the fourth quarter was $828.7 million compared to $856.6 million at the end of the third quarter
•Net debt was $775.4 million at the end of the fourth quarter compared to $812.9 million at the end of the third quarter
•The Company ended the quarter with a net secured leverage ratio of 4.3x as calculated under our amended credit agreement as compared to 4.6x at the end of the third quarter

SEGMENT HIGHLIGHTS

The Company operates under two reportable segments: North America and International.

North America
North America net sales in the fourth quarter were $281.8 million, a 5.1% decrease compared to the prior year period. When adjusted for foreign exchange, divestitures and discontinued brands, adjusted net sales decreased by 4.3% from the prior year period. The decrease was mainly due to lower sales in personal care and ParmCrisps® as a result of reduced customer distribution and promotion, partially offset by higher sales in yogurt, baby and tea.

Segment gross profit in the fourth quarter was $63.1 million, an increase of 5.5% from the prior year period. Adjusted gross profit was $64.1 million, an increase of 7.7% from the prior year period. Gross margin was 22.4%, a 225-basis point improvement from the prior year period, and adjusted gross margin was 22.7%, a 270-basis point improvement from the prior year period. The increase was driven by greater pricing and productivity, partially offset by higher inflation.

Adjusted EBITDA in the fourth quarter was $27.0 million, a decrease of 2.0% from the prior year period. Adjusted EBITDA in the fourth quarter on a constant currency basis was $27.0 million, a 1.8% decrease from the prior year period. The decrease was driven by lower sales and increased marketing spend. Adjusted EBITDA margin was 9.6%, a 30-basis point improvement from the prior year period. Adjusted EBITDA margin on a constant currency basis was 9.5%, a 30-basis point improvement from the prior year period. The increase in Adjusted EBITDA margin was driven by reduced selling, general and administrative expenses as a percentage of sales as compared to the prior year period.

North America net sales in fiscal 2023 were $1,139.2 million, a 2.1% decrease compared to the prior year. When adjusted for foreign exchange, acquisitions, divestitures and discontinued brands, adjusted net sales decreased by 3.8% from the prior year period. The decrease was mainly due to lower sales in personal care and tea.

Segment gross profit in fiscal 2023 was $262.5 million, an increase of 1.1% from $259.5 million in the prior year. Adjusted gross profit was $263.6 million, as compared to $263.7 in the prior year. Gross margin was 23.0%, a 75-basis point improvement from the prior year, and adjusted gross margin was 23.1%, a 45-basis point improvement from the prior year. The margin improvement was mainly driven by greater pricing and productivity, partially offset by higher cost of goods.

Adjusted EBITDA in fiscal 2023 was $123.4 million, a 1.0% increase from the prior year. Adjusted EBITDA in fiscal 2023 on a constant currency basis was $124.1 million, a 1.5% increase from the prior year. The increase was driven by pricing and productivity more than offsetting inflation and volume loss. Adjusted EBITDA margin was 10.8%, a 35-

basis point improvement from the prior year. Adjusted EBITDA margin on a constant currency basis was 10.8%, a 30-basis point improvement from the prior year.

International
International net sales in the fourth quarter were $166.1 million, a 3.7% increase compared to the prior year period. When adjusted for foreign exchange, adjusted net sales increased 3.6% compared to the prior year period. The increase was mainly due to growth in the United Kingdom, partially offset by continued softness, though moderating, in plant-based categories in the rest of Europe.

Segment gross profit in the fourth quarter was $37.7 million, a 28.8% increase from the prior year period. Adjusted gross profit was $37.7 million, an increase of 28.4% from the prior year period. Gross margin and adjusted gross margin were both 22.7%, representing a 445-basis point and a 440-basis point increase from the prior year period, respectively. The increase in gross profit was mainly due to pricing and productivity, partially offset by inflation.

Adjusted EBITDA in the fourth quarter was $27.5 million, a 62.9% increase from the prior year period. Adjusted EBITDA in the fourth quarter on a constant currency basis was $27.5 million, a 62.8% increase from the prior year period. The increase was driven by pricing and productivity more than offsetting inflation and volume loss. Adjusted EBITDA margin was 16.6%, a 600-basis point improvement from the prior year period. Adjusted EBITDA margin on a constant currency basis was 16.6%, a 600-basis point increase from the prior year period.

International net sales in fiscal 2023 were $657.5 million, a 9.8% decrease compared to the prior year. When adjusted for foreign exchange, adjusted net sales decreased 1.0% compared to the prior year. The decrease was driven by softness in plant-based categories in Europe which were partially offset by growth in the United Kingdom.

Segment gross profit in fiscal 2023 was $134.0 million, a 20.2% decrease from the prior year. Adjusted gross profit was $134.0 million, a decrease of 20.6% from the prior year. Gross margin and adjusted gross margin were both 20.4%, representing a 270-basis point and a 280-basis point decrease from the prior year, respectively. The decrease in gross profit was mainly due to inflation and volume loss, partially offset by pricing and productivity.

Adjusted EBITDA in fiscal 2023 was $82.9 million, a 24.6% decrease to the prior year. Adjusted EBITDA in fiscal 2023 on a constant currency basis was $90.0 million, an 18.3% decrease from the prior year. The decrease was driven by higher inflation and volume loss, partially offset by pricing and productivity. Adjusted EBITDA margin was 12.6%, a 250-basis point decline from the prior year. Adjusted EBITDA margin on a constant currency basis was 12.5%, a 265-basis point decrease from the prior year.

SUBSEQUENT EVENTS

On August 22, 2023, the Company amended its Credit Agreement to provide for, among other things, (a) a maximum net secured leverage ratio of 5.00x until September 30, 2023, 5.25x until December 31, 2023, 5.00x until December 31, 2024 and 4.25x thereafter and (b) a minimum interest coverage ratio of 2.50x.

On August 24, 2023, in a separate press release, the Company announced that Lee Boyce, Chief Financial Officer of Hearthside Food Solutions, will succeed Chris Bellairs as Chief Financial Officer effective September 5, 2023.

FISCAL 2024 GUIDANCE**

“We view fiscal 2024 as an inflection point, where we expect to strengthen our foundation and return to top line growth,” said Chris Bellairs, Chief Financial Officer. “We anticipate balanced growth across the portfolio with both our North America and International segments achieving low single digit organic net sales growth. We will make brand building investments in key brands to drive growth, and modest investments in our away from home and ecommerce capabilities. We expect these investments along with the refunding of our incentive plan to create an adjusted EBTIDA drag year-over-year of approximately $20 million as we invest for the future.”

The Company is offering the following guidance for fiscal 2024:

•Adjusted net sales up 2% to 4% versus the prior year, and
•Adjusted EBITDA to be between $155 million and $165 million

** The forward-looking non-GAAP financial measures included in this section are not reconciled to the comparable forward-looking GAAP financial measures. The Company is not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because the Company is unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP measures but would not impact the non-GAAP measures. Such items may include certain litigation and related expenses, transaction costs associated with acquisitions and divestitures, productivity and transformation costs, impairments, gains or losses on sales of assets and businesses, foreign exchange movements and other items. The unavailable information could have a significant impact on the Company’s GAAP financial results.

Conference Call and Webcast Information
Hain Celestial will host a conference call and webcast today at 8:00 AM Eastern Time to discuss its results and business outlook. The live webcast and the accompanying presentation will be available under the Investors section of the Company’s corporate website at www.hain.com. Investors and analysts can access the live call by dialing 877-407-9716 or 201-493-6779. A replay of the call will be available approximately 3 hours after the conclusion of the live call and can be accessed by dialing 844-512-2921 or 1-412-317-6671; the conference access ID is 13740157.

About The Hain Celestial Group
Hain Celestial Group is a global health and wellness company whose purpose is to inspire healthier living for people, communities, and the planet through better-for-you brands. For more than 30 years, our portfolio of beloved brands has intentionally focused on delivering nutrition and well-being that positively impacts today and tomorrow. Hain Celestial’s products across snacks, baby/kids, beverages, meal preparation, and personal care, are marketed and sold in over 75 countries around the world. Our leading brands include Garden VeggieTM Snacks, Terra® chips, Garden of Eatin’® snacks, Earth’s Best® and Ella’s Kitchen® baby and toddler foods, Celestial Seasonings® teas, Joya® and Natumi® plant-based beverages, Greek Gods® yogurt, Yorkshire Provender®, Cully & Sully® and Covent Garden® soups, Yves® and Linda McCartney’s® (under license) meat-free, Alba Botanica® natural sun care, and Live Clean® personal care products, among others. For more information, visit hain.com and LinkedIn.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements. The words “believe,” “expect,” “anticipate,” “may,” “should,” “plan,” “intend,” “potential,” “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include, among other things, our beliefs or expectations relating to our future performance, results of operations and financial condition; our strategic initiatives, our business strategy, our supply chain, including the availability and pricing of raw materials, our brand portfolio, pricing actions and product performance; foreign exchange and inflation rates; current or future macroeconomic trends; and future corporate acquisitions or dispositions.

Risks and uncertainties that may cause actual results to differ materially from forward-looking statements include: challenges and uncertainty resulting from the impact of competition; our ability to manage our supply chain effectively; input cost inflation, including with respect to freight and other distribution costs; disruption of operations at our manufacturing facilities; reliance on independent contract manufacturers; changes to consumer preferences; customer concentration; reliance on independent distributors; risks associated with operating internationally; pending and future litigation, including litigation relating to Earth’s Best® baby food products; the reputation of our Company and our brands; compliance with our credit agreement; foreign currency exchange risk; the availability of organic ingredients; risks associated with outsourcing arrangements; our ability to execute our cost reduction initiatives and related strategic initiatives; risks arising from the Russia-Ukraine war; our ability to identify and complete acquisitions or divestitures and our level of success in integrating acquisitions; our reliance on independent certification for a number of our products; our ability to use and protect trademarks; general economic conditions; cybersecurity incidents; disruptions to information technology systems; changing rules, public disclosure regulations and stakeholder expectations on ESG-related matters; the impact of climate change; liabilities, claims or regulatory change with respect to environmental matters; potential liability if our products cause illness or physical harm; the highly regulated environment in which we operate; compliance with data privacy laws; our ability to issue preferred stock; the adequacy of our insurance coverage; impairments in the carrying value of goodwill or other intangible assets; and other risks and matters described in our most recent Annual Report on Form 10-K and our other filings from time to time with the U.S. Securities and Exchange Commission.

We undertake no obligation to update forward-looking statements to reflect actual results or changes in assumptions or circumstances, except as required by applicable law.

Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures, including, among others, adjusted operating income and its related margin, adjusted gross profit and its related margin, adjusted net income and its related margin, adjusted earnings per diluted share, net sales adjusted for the impact of foreign exchange, acquisitions, divestitures and discontinued brands, adjusted EBITDA and its related margin, adjusted EBITDA on a constant currency basis and its related margin and operating free cash flows. The reconciliations of historic non-GAAP financial measures to the comparable GAAP financial measures are provided in the tables below. Management believes that the non-GAAP financial measures presented provide useful additional information to investors about current trends in the Company’s operations and are useful for period-over-period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read only in connection with the Company’s Consolidated Statements of Operations and Cash Flows presented in accordance with GAAP.

The Company provides net sales adjusted for the impact of foreign currency, acquisitions, divestitures and discontinued brands to demonstrate the growth rate of net sales excluding the impact of such items. The Company’s management believes net sales adjusted for such items is useful to investors because it enables them to better understand the growth of our business from period to period.

The Company believes presenting net sales adjusted for the impact of foreign currency provides useful information to investors because it provides transparency to underlying performance in the Company’s consolidated net sales by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given the volatility in foreign currency exchange markets. To present net sales adjusted for the impact of foreign currency, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rate in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average monthly foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

To present net sales adjusted for the impact of acquisitions, the net sales of an acquired business are excluded from fiscal quarters constituting or falling within the current period and prior period where the applicable fiscal quarter in the prior period did not include the acquired business for the entire quarter. To present net sales adjusted for the impact of divestitures and discontinued brands, the net sales of a divested business or discontinued brand are excluded from all periods.

During the fourth quarter of 2023, we determined that our measure of segment profitability is Adjusted EBITDA of each reportable segment. Accordingly, our CEO evaluates performance and allocates resources based primarily on Segment Adjusted EBITDA. The Company provides adjusted EBITDA and adjusted EBITDA on a constant currency basis because the Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of performance-based executive compensation. The Company believes presenting adjusted EBITDA on a constant currency basis provides useful information to investors because it provides transparency to underlying performance in the Company’s adjusted EBITDA by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given the volatility in foreign currency exchange markets.

The Company defines adjusted EBITDA as net (loss) income before net interest expense, income taxes, depreciation and amortization, equity in net (gain) loss of equity-method investees, stock-based compensation, net, unrealized currency losses (gains), certain litigation and related costs, CEO succession costs, plant closure related costs, net, productivity and transformation costs, warehouse and manufacturing consolidation and other costs, costs associated with acquisitions, divestitures and other transactions, gains on sales of assets, certain inventory write-downs, intangibles and long-lived asset impairments and other adjustments. Adjusted EBITDA on a constant currency basis reflects adjusted EBITDA, as defined above, adjusted for the impact of foreign currency. To present adjusted EBITDA on a constant currency basis, current period adjusted EBITDA for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rate in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average monthly foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

The Company views operating free cash flows as an important measure because it is one factor in evaluating the amount of cash available for discretionary investments. The Company defines operating free cash flows as cash used in or provided by operating activities (a GAAP measure) less purchases of property, plant and equipment.

Contacts

Investor Relations:
Alexis Tessier
Investor.Relations@hain.com

Media: Jen Davis
Jen.Davis@hain.com

THE HAIN CELESTIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Fourth Quarter		Fourth Quarter Year to Date
	2023	2022	2023	2022

Net sales	$447,841	$457,010	$1,796,643	$1,891,793
Cost of sales	347,098	367,985	1,400,229	1,464,352
Gross profit	100,743	89,025	396,414	427,441
Selling, general and administrative expenses	66,878	70,790	289,233	300,469
Intangibles and long-lived asset impairment	18,578	1,600	175,501	1,903
Amortization of acquired intangible assets	1,601	2,960	10,016	10,214
Productivity and transformation costs	1,592	1,726	7,284	10,174
Operating income (loss)	12,094	11,949	(85,620)	104,681
Interest and other financing expense, net	13,873	4,898	45,783	12,570
Other expense (income), net	591	(810)	(1,822)	(11,380)
(Loss) income before income taxes and equity in net (gain) loss of equity-method investees	(2,370)	7,861	(129,581)	103,491
Provision (benefit) for income taxes	16,421	3,291	(14,178)	22,716
Equity in net (gain) loss of equity-method investees	(92)	1,528	1,134	2,902
Net (loss) income	$(18,699)	$3,042	$(116,537)	$77,873

Net (loss) income per common share:
Basic	$(0.21)	$0.03	$(1.30)	$0.84
Diluted	$(0.21)	$0.03	$(1.30)	$0.83

Shares used in the calculation of net (loss) income per common share:
Basic	89,477	89,659	89,396	92,989
Diluted	89,477	89,826	89,396	93,345

THE HAIN CELESTIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(unaudited and in thousands)

	June 30, 2023	June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$53,364	$65,512
Accounts receivable, net	160,948	170,661
Inventories	310,341	308,034
Prepaid expenses and other current assets	65,128	54,079
Assets held for sale	1,250	1,840
Total current assets	591,031	600,126
Property, plant and equipment, net	296,325	297,405
Goodwill	938,640	933,796
Trademarks and other intangible assets, net	298,105	477,533
Investments and joint ventures	12,798	14,456
Operating lease right-of-use assets, net	95,894	114,691
Other assets	25,846	20,377
Total assets	$2,258,639	$2,458,384
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$134,780	$174,765
Accrued expenses and other current liabilities	88,520	86,833
Current portion of long-term debt	7,567	7,705
Total current liabilities	230,867	269,303
Long-term debt, less current portion	821,181	880,938
Deferred income taxes	72,086	95,044
Operating lease liabilities, noncurrent portion	90,014	107,481
Other noncurrent liabilities	26,584	22,450
Total liabilities	1,240,732	1,375,216
Stockholders' equity:
Common stock	1,113	1,111
Additional paid-in capital	1,217,549	1,203,126
Retained earnings	652,561	769,098
Accumulated other comprehensive loss	(126,216)	(164,482)
	1,745,007	1,808,853
Less: Treasury stock	(727,100)	(725,685)
Total stockholders' equity	1,017,907	1,083,168
Total liabilities and stockholders' equity	$2,258,639	$2,458,384

THE HAIN CELESTIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(unaudited and in thousands)

	Fourth Quarter		Fourth Quarter Year to Date
	2023	2022	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(18,699)	$3,042	$(116,537)	$77,873
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities
Depreciation and amortization	12,868	12,453	50,777	46,849
Deferred income taxes	18,856	1,646	(25,953)	9,020
Equity in net (gain) loss of equity-method investees	(92)	1,528	1,134	2,902
Stock-based compensation, net	3,766	3,322	14,423	15,611
Intangibles and long-lived asset impairment	18,578	1,600	175,501	1,903
Loss (gain) on sale of assets	—	281	(3,529)	(8,588)
Other non-cash items, net	255	547	(1,271)	(1,608)
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Accounts receivable	20,993	(19,497)	13,067	(5,347)
Inventories	8,723	(20,901)	189	(25,272)
Other current assets	(3,286)	537	(2,831)	(10,459)
Other assets and liabilities	(950)	1	2,546	(2,704)
Accounts payable and accrued expenses	(20,502)	(3,504)	(40,697)	(19,939)
Net cash provided by (used in) operating activities	40,510	(18,945)	66,819	80,241
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(6,445)	(6,026)	(27,879)	(39,965)
Acquisitions of businesses, net of cash acquired	—	489	—	(259,985)
Investments and joint ventures, net	—	(80)	433	(694)
Proceeds from sale of assets	48	1,579	7,806	12,335
Net cash used in investing activities	(6,397)	(4,038)	(19,640)	(288,309)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under bank revolving credit facility	53,000	81,000	328,000	759,000
Repayments under bank revolving credit facility	(79,000)	(26,000)	(380,000)	(396,000)
Borrowings under term loan	—	—	—	300,000
Repayments under term loan	(1,875)	(1,875)	(7,500)	(3,750)
Payments of other debt, net	(29)	(88)	(2,145)	(3,320)
Share repurchases	—	(13,075)	—	(410,480)
Employee shares withheld for taxes	(364)	(33)	(1,415)	(32,663)
Net cash (used in) provided by financing activities	(28,268)	39,929	(63,060)	212,787
Effect of exchange rate changes on cash	3,837	(9,242)	3,733	(15,078)
Net increase (decrease) in cash and cash equivalents	9,682	7,704	(12,148)	(10,359)
Cash and cash equivalents at beginning of period	43,682	57,808	65,512	75,871
Cash and cash equivalents at end of period	$53,364	$65,512	$53,364	$65,512

THE HAIN CELESTIAL GROUP, INC. AND SUBSIDIARIES
Net Sales, Gross Profit and Adjusted EBITDA by Segment
(unaudited and in thousands)

	North America	International	Corporate/Other	Hain Consolidated
Net Sales
Net sales - Q4 FY23	$281,756	$166,085	$—	$447,841
Net sales - Q4 FY22	$296,851	$160,159	$—	$457,010
% change - FY23 net sales vs. FY22 net sales	(5.1)%	3.7%		(2.0)%

Gross Profit
Q4 FY23
Gross profit	$63,051	$37,692	$—	$100,743
Non-GAAP adjustments(1)	1,025	—	—	1,025
Adjusted gross profit	$64,076	$37,692	$—	$101,768
% change - FY23 gross profit vs. FY22 gross profit	5.5%	28.8%		13.2%
% change - FY23 adjusted gross profit vs. FY22 adjusted gross profit	7.7%	28.4%		14.5%
Gross margin	22.4%	22.7%		22.5%
Adjusted gross margin	22.7%	22.7%		22.7%

Q4 FY22
Gross profit	$59,766	$29,259	$—	$89,025
Non-GAAP adjustments(1)	(272)	90	—	(182)
Adjusted gross profit	$59,494	$29,349	$—	$88,843
Gross margin	20.1%	18.3%		19.5%
Adjusted gross margin	20.0%	18.3%		19.4%

Adjusted EBITDA
Q4 FY23
Adjusted EBITDA	$26,959	$27,487	$(10,930)	$43,516
% change - FY23 adjusted EBITDA vs. FY22 adjusted EBITDA	(2.0)%	62.9%	(21.2)%	23.0%
Adjusted EBITDA margin	9.6%	16.6%		9.7%

Q4 FY22
Adjusted EBITDA	$27,511	$16,871	$(9,015)	$35,367
Adjusted EBITDA margin	9.3%	10.5%		7.7%
(1) See accompanying table "Adjusted Gross Profit and Adjusted Operating Income"

THE HAIN CELESTIAL GROUP, INC. AND SUBSIDIARIES
Net Sales, Gross Profit and Adjusted EBITDA by Segment
(unaudited and in thousands)

	North America	International	Corporate/Other	Hain Consolidated
Net Sales
Net sales - Q4 FY23 YTD	$1,139,162	$657,481	$—	$1,796,643
Net sales - Q4 FY22 YTD	$1,163,132	$728,661	$—	$1,891,793
% change - FY23 net sales vs. FY22 net sales	(2.1)%	(9.8)%		(5.0)%

Gross Profit
Q4 FY23 YTD
Gross profit	$262,455	$133,959	$—	$396,414
Non-GAAP adjustments(1)	1,099	10	—	1,109
Adjusted gross profit	$263,554	$133,969	$—	$397,523
% change - FY23 gross profit vs. FY22 gross profit	1.1%	(20.2)%		(7.3)%
% change - FY23 adjusted gross profit vs. FY22 adjusted gross profit	(0.1)%	(20.6)%		(8.1)%
Gross margin	23.0%	20.4%		22.1%
Adjusted gross margin	23.1%	20.4%		22.1%

Q4 FY22 YTD
Gross profit	$259,529	$167,912	$—	$427,441
Non-GAAP adjustments(1)	4,157	894	—	5,051
Adjusted gross profit	$263,686	$168,806	$—	$432,492
Gross margin	22.3%	23.0%		22.6%
Adjusted gross margin	22.7%	23.2%		22.9%

Adjusted EBITDA
Q4 FY23 YTD
Adjusted EBITDA	$123,443	$82,945	$(39,766)	$166,622
% change - FY23 adjusted EBITDA vs. FY22 adjusted EBITDA	1.0%	(24.6)%	(25.5)%	(16.9)%
Adjusted EBITDA margin	10.8%	12.6%		9.3%

Q4 FY22 YTD
Adjusted EBITDA	$122,235	$110,073	$(31,692)	$200,616
Adjusted EBITDA margin	10.5%	15.1%		10.6%

(1) See accompanying table "Adjusted Gross Profit and Adjusted Operating Income"

THE HAIN CELESTIAL GROUP, INC. AND SUBSIDIARIES
Adjusted Gross Profit and Adjusted Operating Income
(unaudited and in thousands)

Reconciliation of Gross Profit, GAAP to Gross Profit, as Adjusted:
	Fourth Quarter		Fourth Quarter Year to Date
	2023	2022	2023	2022
Gross profit, GAAP	$100,743	$89,025	$396,414	$427,441
Adjustments to Cost of sales:
Inventory write-down	—	(305)	—	(351)
Plant closure related costs, net	1,025	34	1,099	925
Transaction and integration costs, net	—	—	—	1,756
Warehouse/manufacturing consolidation and other costs, net	—	89	10	2,721
Gross profit, as adjusted	$101,768	$88,843	$397,523	$432,492

Reconciliation of Operating (Loss) Income, GAAP to Operating Income, as Adjusted:
	Fourth Quarter		Fourth Quarter Year to Date
	2023	2022	2023	2022
Operating income (loss), GAAP	$12,094	$11,949	$(85,620)	$104,681
Adjustments to Cost of sales:
Inventory write-down	—	(305)	—	(351)
Plant closure related costs, net	1,025	34	1,099	925
Transaction and integration costs, net	—	—	—	1,756
Warehouse/manufacturing consolidation and other costs, net	—	89	10	2,721

Adjustments to Operating expenses(a):
CEO succession	—	—	5,113	—
Transaction and integration costs, net	34	1,904	2,018	12,299
Certain litigation expenses, net(b)	(4,732)	2,298	(1,369)	7,687
Intangibles and long-lived asset impairment	18,578	1,600	175,501	1,903
Plant closure related costs, net	—	—	(1)	4
Productivity and transformation costs	1,592	1,726	7,284	10,174
Warehouse/manufacturing consolidation and other costs, net	127	—	2,696	—
Operating income, as adjusted	$28,718	$19,295	$106,731	$141,799

(a) Operating expenses include amortization of acquired intangibles, selling, general and administrative expenses, intangibles and long-lived asset impairment and productivity and transformation costs.
(b) Expenses and items relating to securities class action and baby food litigation.

THE HAIN CELESTIAL GROUP, INC. AND SUBSIDIARIES
Adjusted Net Income and Adjusted EPS
(unaudited and in thousands, except per share amounts)

Reconciliation of Net (Loss) Income, GAAP to Net Income, as Adjusted:
	Fourth Quarter		Fourth Quarter Year to Date
	2023	2022	2023	2022
Net (loss) income, GAAP	$(18,699)	$3,042	$(116,537)	$77,873
Adjustments to Cost of sales:
Inventory write-down	—	(305)	—	(351)
Plant closure related costs, net	1,025	34	1,099	925
Transaction and integration costs, net	—	—	—	1,756
Warehouse/manufacturing consolidation and other costs, net	—	89	10	2,721

Adjustments to Operating expenses(a):
CEO succession	—	—	5,113	—
Transaction and integration costs, net	34	1,904	2,018	12,299
Certain litigation expenses, net(b)	(4,732)	2,298	(1,369)	7,687
Intangibles and long-lived asset impairment	18,578	1,600	175,501	1,903
Plant closure related costs, net	—	—	(1)	4
Productivity and transformation costs	1,592	1,726	7,284	10,174
Warehouse/manufacturing consolidation and other costs, net	127	—	2,696	—

Adjustments to Interest and other expense (income), net(c):
Gain on sale of assets	—	(2)	(3,529)	(9,049)
Unrealized currency losses (gains)	451	(162)	1,102	(2,259)

Adjustments to Provision (benefit) for income taxes:
Net tax impact of non-GAAP adjustments	11,673	(2,653)	(28,478)	(8,206)
Net income, as adjusted	$10,049	$7,571	$44,909	$95,477
Net (loss) income margin	(4.2)%	0.7%	(6.5)%	4.1%
Adjusted net income margin	2.2%	1.7%	2.5%	5.0%

Diluted shares used in the calculation of net (loss) income per common share:	89,477	89,826	89,396	93,345

Diluted net (loss) income per common share, GAAP	$(0.21)	$0.03	$(1.30)	$0.83
Diluted net income per common share, as adjusted	$0.11	$0.08	$0.50	$1.02

(a) Operating expenses include amortization of acquired intangibles, selling, general and administrative expenses, intangibles and long-lived asset impairment and productivity and transformation costs.
(b) Expenses and items relating to securities class action and baby food litigation.
(c) Interest and other expense (income), net includes interest and other financing expenses, net, unrealized currency losses (gains), gain on sale of assets and other expense, net.

THE HAIN CELESTIAL GROUP, INC. AND SUBSIDIARIES
Adjusted Net Sales Growth
(unaudited and in thousands)

Q4 FY23	North America	International	Hain Consolidated
Net sales	$281,756	$166,085	$447,841
Divestitures and discontinued brands	4	—	4
Impact of foreign currency exchange	1,536	(213)	1,323
Net sales on a constant currency basis adjusted for divestitures and discontinued brands	$283,296	$165,872	$449,168

Q4 FY22
Net sales	$296,851	$160,159	$457,010
Divestitures and discontinued brands	(967)	—	(967)
Net sales adjusted for divestitures and discontinued brands	$295,884	$160,159	$456,043

Net sales (decline) growth	(5.1)%	3.7%	(2.0)%
Impact of divestitures and discontinued brands	0.3%	—	0.2%
Impact of foreign currency exchange	0.5%	(0.1)%	0.3%
Net sales (decline) growth on a constant currency basis adjusted for divestitures and discontinued brands	(4.3)%	3.6%	(1.5)%

Q4 FY23 YTD	North America	International	Hain Consolidated
Net sales	$1,139,162	$657,481	$1,796,643
Acquisitions, divestitures and discontinued brands	(34,659)	—	(34,659)
Impact of foreign currency exchange	6,560	64,053	70,613
Net sales on a constant currency basis adjusted for acquisitions, divestitures and discontinued brands	$1,111,063	$721,534	$1,832,597

Q4 FY22 YTD
Net sales	$1,163,132	$728,661	$1,891,793
Acquisitions, divestitures and discontinued brands	(8,109)	—	(8,109)
Net sales adjusted for acquisitions, divestitures and discontinued brands	$1,155,023	$728,661	$1,883,684

Net sales decline	(2.1)%	(9.8)%	(5.0)%
Impact of acquisitions, divestitures and discontinued brands	(2.3)%	—	(1.4)%
Impact of foreign currency exchange	0.6%	8.8%	3.7%
Net sales decline on a constant currency basis adjusted for acquisitions, divestitures and discontinued brands	(3.8)%	(1.0)%	(2.7)%

THE HAIN CELESTIAL GROUP, INC. AND SUBSIDIARIES
Adjusted EBITDA
(unaudited and in thousands)

	Fourth Quarter		Fourth Quarter Year to Date
	2023	2022	2023	2022

Net (loss) income	$(18,699)	$3,042	$(116,537)	$77,873

Depreciation and amortization	12,868	12,453	50,777	46,849
Equity in net (gain) loss of equity-method investees	(92)	1,528	1,134	2,902
Interest expense, net	13,354	4,549	43,936	10,226
Provision (benefit) for income taxes	16,421	3,291	(14,178)	22,716
Stock-based compensation, net	3,766	3,322	14,423	15,611
Unrealized currency losses (gains)	278	(162)	929	(2,259)
Certain litigation expenses, net(a)	(4,732)	2,298	(1,369)	7,687
Restructuring activities
CEO succession	—	—	5,113	—
Plant closure related costs, net	21	34	94	929
Productivity and transformation costs	1,592	1,726	7,284	8,803
Warehouse/manufacturing consolidation and other costs, net	127	89	1,026	2,721
Acquisitions, divestitures and other
Transaction and integration costs, net	34	1,904	2,018	14,055
Gain on sale of assets	—	(2)	(3,529)	(9,049)
Impairment charges
Inventory write-down	—	(305)	—	(351)
Intangibles and long-lived asset impairment	18,578	1,600	175,501	1,903
Adjusted EBITDA	$43,516	$35,367	$166,622	$200,616

(a) Expenses and items relating to securities class action and baby food litigation.

THE HAIN CELESTIAL GROUP, INC. AND SUBSIDIARIES
Adjusted EBITDA and Adjusted EBITDA Margin at Constant Currency by Segment
(unaudited and in thousands)

Q4 FY23	North America	International	Corporate/Other	Hain Consolidated
Adjusted EBITDA	$26,959	$27,487	$(10,930)	$43,516
Impact of foreign currency exchange	50	(22)	—	28
Adjusted EBITDA on a constant currency basis	$27,009	$27,465	$(10,930)	$43,544

Net sales on a constant currency basis	$283,292	$165,872		$449,164
Adjusted EBITDA margin on a constant currency basis	9.5%	16.6%		9.7%

Q4 FY22
Adjusted EBITDA	$27,511	$16,871	$(9,015)	$35,367

Net sales	$296,851	$160,159		$457,010
Adjusted EBITDA margin	9.3%	10.5%		7.7%

Q4 FY23 vs. Q4 FY22
Adjusted EBITDA (decline) growth on a constant currency basis (%)	(1.8)%	62.8%	(21.2)%	23.1%

Adjusted EBITDA margin change on a constant currency basis (bps)	27	602		196

Q4 FY23 YTD	North America	International	Corporate/Other	Hain Consolidated
Adjusted EBITDA	$123,443	$82,945	$(39,766)	$166,622
Impact of foreign currency exchange	611	7,011	—	7,622
Adjusted EBITDA on a constant currency basis	$124,054	$89,956	$(39,766)	$174,244

Net sales on a constant currency basis	$1,145,722	$721,534		$1,867,256
Adjusted EBITDA margin on a constant currency basis	10.8%	12.5%		9.3%

Q4 FY22 YTD
Adjusted EBITDA	$122,235	$110,073	$(31,692)	$200,616

Net sales	$1,163,132	$728,661		$1,891,793
Adjusted EBITDA margin	10.5%	15.1%		10.6%

Q4 FY23 YTD vs. Q4 FY22 YTD
Adjusted EBITDA growth (decline) on a constant currency basis (%)	1.5%	(18.3)%	(25.5)%	(13.1)%

Adjusted EBITDA margin change on a constant currency basis (bps)	32	(264)		(127)

THE HAIN CELESTIAL GROUP, INC. AND SUBSIDIARIES
Operating Free Cash Flows
(unaudited and in thousands)

	Fourth Quarter		Fourth Quarter Year to Date
	2023	2022	2023	2022

Net cash provided by (used in) operating activities	$40,510	$(18,945)	$66,819	$80,241
Purchases of property, plant and equipment	(6,445)	(6,026)	(27,879)	(39,965)
Operating free cash flows	$34,065	$(24,971)	$38,940	$40,276